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EXHIBIT 99.1


RESEARCH:


SUMMARY: NORTH FORK BANCORP


PUBLICATION DATE:    03-Jul-2002

ANALYST:    Lisa Perard, New York (1) 212-438-7399

CREDIT RATING:    BBB+/Stable/A-2

RATIONALE
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Standard & Poor's raised its ratings on Long Island, N.Y.-based North Fork
Bancorp and its subsidiaries, including North Fork Bank (see list below). The outlook has been revised to stable from positive.


The ratings actions are based North Fork's strong core profitability resulting from its historically low cost funding, particularly efficient operations, continued positive asset quality trends, and improved capital measures. These strengths are somewhat offset by the company's concentration in commercial real estate (largely residential multifamily), which comprises about half of the loan portfolio, and its limited geographic focus in the New York metropolitan area.


North Fork's earnings trends remain strong. Low expense levels and a strong net interest margin resulting from a cost-effective deposit base drive profitability. The company has maintained a remarkably good efficiency ratio at a low 32%, despite its de novo branching primarily in Manhattan during the past several years. North Fork's efficiency is partly attributable to its track record of improving the funding profile of acquired banks, while reaping cost benefits of consolidating operations. The acquisition of Commercial Bank of New York in late 2001, with $1.5 billion in assets and nine branches in Manhattan, complements the company's de novo strategy and contributes to its goal of building a critical mass in that market. Fee income remains relatively low compared to that of peers, but is expected to grow as the company continues to focus on this area.


Asset quality remains strong, reflecting very low nonperforming assets and net charge-offs of 0.14% each for the three months ended March 31, 2002. While management expects continued strong asset quality measures, such low levels are most likely unsustainable given the current economic environment. The company's credit risk profile includes exposure to commercial real estate (largely residential multifamily) in the New York City metropolitan area at a relatively high 53%. However, this segment of the loan portfolio continues to compare favorably with industry measures, underscoring the company's good underwriting standards and ability to manage its risks successfully.

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Capitalization is satisfactory based on the organization's credit risk profile, profitability, and asset quality trends. Overall, tangible capital has improved during the past three years, although it has been reduced by acquisitions and share repurchases.






OUTLOOK

North Fork's outlook reflects its ability to manage risks effectively and produce good financial performance and asset quality consistently. The company's robust operating momentum continues to be sustained by its low-cost deposits, efficient operations, and low credit costs.


Rating List


RATINGS RAISED; OUTLOOK REVISED TO STABLE


TO FROM


North Fork Bancorp


Counterparty credit ratings BBB+/A-2 BBB/A-2


North Fork Bank


Counterparty credit ratings A-/A-2 BBB+/A-2


CDs A-/A-2 BBB+/A-2


North Fork Capital Trust I


Preferred stock BBB- BB+


North Fork Capital Trust II


Preferred stock BBB- BB+